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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C. 20549


                        SCHEDULE  13G


          Under the Securities Exchange Act of 1934
                      (Amendment No. 1)*


              INTERNATIONAL SHIPHOLDING CORPORATION
                       (Name of Issuer)

                         COMMON  STOCK
                (Title of Class of Securities)

                           460321201
                        (CUSIP Number)

Check  the  following box if a fee is being  paid  with  the statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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  CUSIP No. 460321201         13G           Page 2 of 4 Pages


  1  NAME OF REPORTING PERSON
     S.S.  OR I.R.S. IDENTIFICATION  NO.  OF
     ABOVE PERSON
         Niels Mercer Johnsen
         S.S. ####-##-####

  2  CHECK THE APPROPRIATE BOX IF A MEMBER  OF  A
     GROUP *
                                              (a)
                                              (b)
  3  SEC USE ONLY


  4  CITIZENSHIP OR PLACE OF
     ORGANIZATION
          United States Citizen

             5   SOLE VOTING POWER
                      36,777
  NUMBER OF
    SHARES   6   SHARED VOTING POWER
  BENEFICIALLY         381,838
    OWNED
     BY
     EACH    7   SOLE DISPOSITIVE POWER
   REPORTING           36,777
    PERSON
     WITH    8   SHARED DISPOSITIVE POWER
                    227,590

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
            418,615

  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES *


  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.26 %

  12  TYPE OF REPORTING PERSON *
                 IN


                  * SEE INSTRUCTION BEFORE
                        FILLING OUT!


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ITEM      1(a) NAME OF ISSUER:
               INTERNATIONAL SHIPHOLDING CORPORATION
          1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
               650 Poydras Street, Suite 1700
               New Orleans, Louisiana 70130

ITEM      2(a) NAME OF PERSON FILING:
               Niels Mercer Johnsen

          2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               One Whitehall Street
               New York, NY  10004

          2(c) CITIZENSHIP:
               United States
          2(d) TITLE OF CLASS OF SECURITIES:
               Common
          2(e) CUSIP NUMBER:
               460321201

ITEM      3    If this statement is filed pursuant to Rules
               13d-1(b) or 13(d)-2(b), check whether the person is a:
                   Not Applicable

ITEM      4    OWNERSHIP
               If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.
          4(a) Amount of Beneficially Owned:
                418,615
          4(b) Percent of Class:
                 6.26%
          4(c) Number of shares as to which such person has:
              (I)  sole power to vote or to direct the vote
                   36,777
             (ii)  shared power to vote or to direct the vote
                   381,838
            (iii)  sole power to dispose or to  direct  the
                   disposition of  36,777
             (iv)  shared power to dispose or to direct  the
                   disposition of 227,590
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                             -4-



ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               Not Applicable

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:
               Not Applicable

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
          THE PARENT HOLDING COMPANY
               Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP:
               Not Applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
               Not Applicable

ITEM 10   CERTIFICATION:
               Not Applicable

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                February 13, 1997

SIGNATURE           /s/  Niels Mercer Johnsen


NAME/TITLE               Niels Mercer Johnsen
                       Vice President & Director